SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section240.14a-11(c) or
    Section240.14a-12

                               AVADO BRANDS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
        (5) Total fee paid:
        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        ------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
        (3) Filing Party:
        -----------------------------------------------------------------------
        (4) Date Filed:
        ------------------------------------------------------------------------

                               AVADO BRANDS, INC.

                              Hancock at Washington
                             Madison, Georgia 30650
                                  (706)342-4552


                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2002


     The Annual Meeting of Shareholders of AVADO BRANDS, INC. (the "Company") will be held at the offices of the Company at Hancock at Washington, Madison, Georgia, on May 23, 2002, at 11:00 a.m. local time, for the following purposes:

     (1) To elect six members of the Board of Directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualify, consistent with the Georgia Corporation Business Code; and

     (2) To consider and act upon ratification of the appointment of KPMG LLP as the auditors of the Company for the current year; and

     (3) To transact such other business as may properly come before the Meeting or any adjournment thereof.



     Holders of Common Stock of record of the Company at the close of business on April 12, 2002 are the only shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

                                             By Order of the Board of Directors,


                                             /s/ Percy V. Williams

                                             Percy V. Williams
                                             Secretary

Madison, Georgia
April 22, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                               AVADO BRANDS, INC.
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2002


                               GENERAL INFORMATION

Shareholders Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Avado Brands, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on May 23, 2002 at the offices of the Company at Hancock at Washington, Madison, Georgia. This Proxy Statement was mailed to shareholders on approximately April 22, 2002.

Matters to be Acted Upon

         The following matters will be acted upon at the Annual Meeting:

     (1) The election of six members of the Board of Directors, each to serve a term of one year or until his or her successor is duly elected and qualifies;

     (2) Ratification of the selection of KPMG LLP as auditors of the Company for the current year; and

     (3) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxies and Voting

     The Board of Directors solicits all holders of the Common Stock of the Company to vote by marking, signing, dating and returning their proxies. Submitting a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by giving written notice of such revocation to the Secretary of the Company at the Company's principal executive office at Hancock at Washington, Madison, Georgia 30650.

     Each holder of Common Stock of record at the close of business on April 12, 2002 is entitled to one vote for each share of Common Stock then held. At the close of business on that date, there were outstanding and entitled to vote 29,022,516 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is a quorum.

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instruction, the shares represented by a signed proxy will be voted in favor of the six nominees for election to the Board of Directors and in favor of the proposed ratification of the selection of auditors. Votes will be counted manually and abstentions and broker non-votes will not be counted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that as to other business, if any, shares represented by a signed proxy will be voted in accordance with the judgment of the person or persons acting thereunder.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board

     During the fiscal year ended December 30, 2001, six regularly scheduled meetings of the Board of Directors were held. Each director then in office attended at least 75% of the total of all meetings of the Board and of the Committees of the Board on which he or she served. The Board of Directors has Audit and Compensation Committees each composed of non-management directors. The Board of Directors does not have a nominating committee.

     Compensation and Human Resources Committee. The Compensation and Human Resources Committee is composed of Robert Sroka and Emilio Alvarez-Recio, with Mr. Sroka serving as Chairman. The Compensation Committee reviews and makes recommendations to the Board concerning officer salaries, bonus programs, stock options, benefits and other components of compensation. The Compensation and Human Resources Committee met four times during 2001 (see "Compensation and Human Resources Committee Report on Executive Compensation").

     Audit Committee. The Audit Committee is composed of three independent, non-management directors. Further information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board of Directors.

Director Compensation

     Directors, who are not officers of the Company, receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended, $1,000 for each committee meeting attended, $500 for each special meeting in which he or she participates by telephone and reimbursement of out-of-pocket expenses. Directors also receive an annual retainer of $3,000 for serving as chairperson of a Board committee.

     Under the basic compensation plan as amended, described above, the Company's outside directors received total meeting fees and retainers of approximately $43,000 each in 2001.

     Directors may elect annually to defer receipt of their cash compensation, or any portion thereof, and receive credits of deferred stock units, pursuant to the Company's Outside Director Deferred Stock Unit Plan (see "Compensation and Human Resources Committee Report on Executive Compensation").

     In addition to cash compensation, each outside director received stock option grants of approximately 18,300 shares at the market price of the stock on the date of grant and vested at the rate of 33*% per year for three years.

     Directors who are also officers of the Company do not receive any additional compensation for serving as directors.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles. The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company' s financial reporting. The Audit Committee met four times during 2001.

     In addition to its regular or special meetings, the Audit Committee established a policy in 1999 of conducting a quarterly conference call prior to the release of quarterly financial results. The Chairman of the Audit Committee and certain of the Company's financial executives participate along with representatives of the Company's independent auditors. Other members of the Board and management are invited to attend as their schedules permit. The Audit Committee held four quarterly conference calls in 2001.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Report submitted March 18, 2002.

By:      William V. Lapham, Audit Committee Chair
         Jerome A. Atkinson, Audit Committee Member
         Emilio Alvarez-Recio, Audit Committee Member

                        Proposal 1: ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six directors. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote executed proxies in favor of the election of the six persons named below, and such proxies cannot be voted in favor of the election of a greater number of persons. Each person elected will serve until the next Annual Meeting of Shareholders and thereafter until his or her successor is elected and qualifies. Should any nominee become unavailable for election, an event which is not anticipated, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees. Directors will be elected by a plurality of the votes cast in person or by proxy.

Nominees for Director

     Tom E. DuPree, Jr. founded the Company and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1986. Mr. DuPree has been actively involved in developing and managing restaurants since 1978. He is a graduate of the Georgia Institute of Technology and holds a Master's degree in Accounting from Georgia State University. Mr. DuPree is 50 years old.

     Margaret E. Waldrep, who became a director of the Company in 2000, was elected to the position of Chief Administrative Officer of the Company in May 1997. In addition, in 1998 she became Acting Group President of the Company's Don Pablo's and Canyon Cafe brands. Ms. Waldrep joined the Company in 1985. From 1978 to 1985, Ms. Waldrep was a long-range planner with the Greenville Planning Commission in Greenville, S.C. She earned a Bachelor's degree in Political Science in 1977 and a Master's degree in City and Regional Planning in 1979 from Clemson University in Clemson, S.C. Ms. Waldrep is 46 years old.

     Jerome A. Atkinson became a director of the Company in 2000 and serves as a member of the Audit Committee. Mr. Atkinson is Executive Vice President, General Counsel and Chief Compliance Officer of Assurant Group, the largest subsidiary of Fortis, Inc., a diversified financial and insurance services company. Prior to rejoining Assurant Group, where he first became associated with Fortis in 1988, he was General Counsel and Secretary to the Fortis, Inc. Board of Directors in addition to being a member of Fortis' Management Board from 1996 to 2001. Prior to his association with Fortis, he was employed by The Signature Group from 1985 to 1988. Mr. Atkinson started his career in the Ford White House in 1975, first as Staff Attorney and then Deputy General Counsel for the Office of the Special Assistant to the President for Consumer Affairs. Mr. Atkinson earned a Bachelor of Science degree from the Georgia Institute of Technology and a Juris Doctor from the University of Michigan Law School. Mr. Atkinson is 52 years old.

     William V. Lapham, who became a director of the Company in 2000 and serves as Chairman of the Audit Committee, was associated with Ernst & Young LLP from 1962 until his retirement in 1998, having served as a partner for 26 years. Mr. Lapham served for seven years as global senior partner responsible for all Ernst & Young LLP services to The Coca-Cola Company and as a member of Ernst & Young's International Council for eight years ending in December 1997. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999 and is a director of Life Point Hospitals, Inc. and Renal Care Group, Inc. He is a graduate of Texas Tech University and holds a Master's degree from Ohio University. Mr. Lapham is 63 years old.

     Emilio Alvarez-Recio, who became a director of the Company in 2000 and serves as a member of both the Audit Committee and the Compensation and Human Resources Committee, is vice president of worldwide advertising for Colgate-Palmolive Company, a position he has held since 1992. Since joining Colgate-Palmolive in 1967, he has held various positions of increasing responsibility. From 1990 to 1992, he was vice president and division - general manager responsible for joint ventures and operations in Middle East/Central Asia. Mr. Alvarez-Recio was vice president worldwide personal care products including acquisitions and special USA projects from 1985 to 1990. In addition, he was divisional president - North American Division from 1981 to 1985. Prior to joining Colgate-Palmolive, Mr. Alvarez-Recio was employed by Richardson -

Vick. He is a former director of Colgate-Palmolive Canada and National Westminster Bank - USA and is a graduate of Havana University. Mr. Alvarez-Recio is 64 years old.

     Robert Sroka became a director of the Company in 2000 and serves as Chairman of the Compensation and Human Resources Committee. Mr. Sroka is Managing Partner of Lighthouse Holdings, LLC, a private investment and business consulting company. From 1994 to 1998, he served as Managing Director of Investment Banking - Mergers and Acquisitions for J.P. Morgan. From 1983 to 1998, he was employed by J.P. Morgan & Company, Inc., focusing on corporate finance, investment banking and mergers and acquisitions. Mr. Sroka is a graduate of the State University of New York at Buffalo and holds a Master's degree from New York University. He is a director of Sypris Solutions, Inc. Mr. Sroka is 53 years old.

     There are no family relationships among the Company's executive officers and directors.


Executive Officers

     In addition to the executive officers named above, the following persons also serve as executive officers of the Company.

     Percy V. Williams serves as Corporate Secretary and Director of Legal Services. As Corporate Secretary, he assists the Board of Directors in meeting goals for strategic planning, shareholder relations, SEC compliance and other key Board responsibilities. Mr. Williams also directs the legal compliance efforts of the Company's restaurant brands, oversees litigation and handles a variety of contract, corporate and employment issues for the Company. Prior to assuming his position with Avado Brands, Mr. Williams held various legal positions in the association, federal government and private practice sectors. Mr. Williams is a graduate of the University of Georgia and holds a law degree from the University's Lumpkin School of Law. Mr. Williams is 41 years old.

     Ronald N. Magruder joined the Company as Chairman and Chief Executive of Hops Restaurant Bar and Brewery in 2000. From 1995 to 1999, Mr. Magruder served as President and Chief Operating Officer of CBRL Group's Cracker Barrel Old Country Store. Prior to joining CBRL, Mr. Magruder was employed by General Mills Restaurants from 1971 to 1995 and became Vice Chairman of its independent restaurant division, Darden Hospitality, upon its creation in 1995. Mr. Magruder sits on the advisory boards of the Business School of the University of Mississippi and the University of Delaware's School of Hotel, Restaurant and Institutional Management. He is also a trustee of both the Culinary Institute of America and Buena Vista University. Mr. Magruder is 54 years old.

     Robert A. Andreottola became Chief Executive Officer of Don Pablo's Mexican Kitchen in 1998. Mr Andreottola joined the Company in 1987 as Director of
Marketing. During his 15 years with Avado Brands, he has also served as President as well as Executive Vice President of the Company's Applebee's Division and Vice President of Marketing for the Company. Mr. Andreottola is 43 years old.

     Officers of the Company serve at the pleasure of the Board of Directors. The term of office for each director of the Company ends at the next annual meeting of the Company's shareholders or until his or her successor is elected and qualifies.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Chief Executive Officer, the four most highly compensated executive officers, other than the Chief Executive Officer, and the Company's former Chief Financial Officer. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                                                                              Long-Term
                                                                             Compensation
                                                                             -------------
                                                   Annual Compensation       Securities          All Other
                                              --------------------------     Underlying        Compensation
  Name and Principal Position       Year     Salary ($)     Bonus ($)(1)     Options (#)           ($) (2)
--------------------------------  --------   -----------    ------------    ------------       -------------
Tom E. DuPree, Jr.                  2001       525,000               -               -                  -
Chairman and Chief Executive        2000       525,000               -         382,813                  -
Officer                             1999       525,000         255,398         805,594            397,744

Margaret E. Waldrep                 2001       335,000               -         204,268             10,500
Chief Administrative Officer        2000       335,000               -         211,037              6,700
                                    1999       335,000          83,045         112,448              1,744

Ronald N. Magruder (3)              2001       336,500          50,000          53,354             10,096
Chief Executive Officer of          2000       141,300               -          63,368                  -
Hops Restaurant Bar Brewery         1999             -               -               -                  -

Robert A. Andreottola               2001       224,900               -          35,061                  -
Chief Executive Officer of          2000       215,700               -          54,563                935
Don Pablo's Mexican Kitchen         1999       205,000          80,600          27,972              1,487

Percy V. Williams                   2001       117,700               -           7,012              3,481
Corporate Secretary and             2000       103,800               -           7,723              2,068
Director of Legal Services          1999        96,700           9,840           8,140                429

Erich J. Booth  (4)                 2001       340,000               -               -             10,500
Former Chief Financial Officer      2000       335,000               -         211,037              6,700
and Treasurer                       1999       335,000         118,977         112,447              1,744


     (1) Amounts shown in the Bonus column for 1999 consist primarily of payments to the named executive officers pursuant to the Company's Special Transition Bonus Plan which was instituted in connection with the divestiture of Applebee's which was completed in 1999.

     (2) Except for Mr. DuPree, the amounts shown in this column consist of contributions by the Company to its 401(k) savings plan, Supplemental Deferred Compensation Plan ("Supplemental Plan") and Employee Stock Ownership Plan and Trust ("ESOP"). Avado Brands common stock contributed to the Supplemental Plan and the ESOP has been valued at fair market value. Mr. DuPree does not participate in either the ESOP or the 401(k) plan. The amount shown in this column for Mr. DuPree in 1999 includes $397,744 reflecting the current dollar value of the benefit to Mr. DuPree of the unreimbursed portion of the premiums paid by the Company with respect to a split-dollar insurance agreement. The agreement was canceled in 2000 and no premium payments were made by the Company.

     (3) Mr. Magruder joined the Company in 2000 and amounts shown for him during that year represent five months compensation.

     (4) Mr. Booth served as Chief Financial Officer and Treasurer from 1992 until 2001. Mr. Booth resigned both his position with the Company as well as his seat on the Board of Directors effective December 16, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended December 30, 2001, under the Company's 1995 Stock Incentive Plan to the executives named in the Summary Compensation Table.

                                   Individual Grants                                     Potential Realizable
                               --------------------------                                  Value at Assumed
                               Number of    Percentage of                                Annual Rates of Stock
                               Securities   Total Options                                Price Appreciation for
                               underlying    Granted to    Exercise or                       Option Term
                                 Options    Employees in   Base Price     Expiration     --------------------
        Name                     Granted        2001       ($/share)        Date          5%($)        10%($)
----------------------          ---------      ------      ----------      ------        ------       -------
Tom E. DuPree, Jr.                      -           -            -                -           -             -
Margaret E. Waldrep               204,268       22.6%         0.66         01/01/11      84,786       214,863
Ronald N. Magruder                 53,354        5.9%         0.66         01/01/11      22,146        56,121
Robert A. Andreottola              35,061        3.9%         0.66         01/01/11      14,553        36,880
Percy V. Williams                   7,012        0.8%         0.66         01/01/11       2,910         7,376
Erich J. Booth                    204,268       22.6%         0.66         01/01/11      84,786       214,863



               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of unexercised options as of December 30, 2001 held by the executives named in the Summary Compensation Table. No options were exercised during the fiscal year ended December 30, 2001 by the executives named in the summary compensation table and no stock appreciation rights were outstanding during fiscal 2001.

                                                         Number of Shares          Value of Unexercised
                                                      Underlying Unexercised           In-the-Money
                           Shares                           Options at                  Options at
                          Acquired                     December 30, 2001 (#)       December 30, 2001 ($)
                             on           Value      -------------------------   -------------------------
       Name              Exercise(#)   Realized($)  Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------   ------------   ------------  -------------------------   -------------------------
Tom E. DuPree, Jr.           -             -            149,841 / 277,444                 - / -
Margaret E. Waldrep          -             -            221,211 / 376,542                 - / -
Ronald N. Magruder           -             -             21,123 /  95,599                 - / -
Robert A. Andreottola        -             -             84,910 / 102,686                 - / -
Percy V. Williams            -             -             11,915 /  16,960                 - / -
Erich J. Booth               -             -            229,902 / 382,850                 - / -

Comparison of Five-Year
Cumulative Shareholder Return

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and Nation's Restaurant News Stock Index, for a period of five years commencing December 29, 1996 and ending December 30, 2001. The graph assumes that $100 was invested on December 29, 1996, in Company Common Stock, Standard and Poor's 500 Stock Index and the Nations Restaurant News Stock Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


 Year       Avado Brands, Inc.       Nations Restaurant News(1)      S&P 500
------     --------------------     ---------------------------     ---------
 1996             100                           100                    100
 1997              97                           104                    131
 1998              62                           139                    166
 1999              32                           130                    198
 2000               4                           127                    178
 2001               1                           126                    157

     --------------------------------------------------------
     (1)Does not reflect dividend reinvestment, which management of the Company believes to be immaterial.

   Compensation and Human Resources Committee Report on Executive Compensation


Committee Responsibilities

     The Compensation and Human Resources Committee (the "Committee") of the Board of Directors is charged with the responsibility of reviewing and making recommendations to the Board concerning the salaries, bonus programs, stock options, benefits and other components of compensation of the Chief Executive
Officer, brand presidents, other senior management, and any others that the Board deems appropriate. The Committee has the additional responsibilities of reviewing, monitoring and making recommendations to the Board concerning the Company's career development and succession planning programs, diversity initiatives, employee relations programs and qualified retirement plans. The Committee met four times in 2001. All of the members of the Committee are non-management directors.


Committee Philosophy

     The Committee focuses on three primary objectives in determining the type and amount of executive compensation: to attract and retain superior talent; to motivate executives to achieve above average performance targets; and to align the interests of management with that of the shareholders for the long term.

     In 1998, the Committee retained the services of Watson Wyatt Worldwide as a consultant to review and make recommendations to the Committee on the Company's executive compensation programs. As a result of this effort, the Committee adopted new Short and Long-Term Incentive Plans and a Supplemental Deferred Compensation Plan for implementation in 1999. Thus, the primary components of executive compensation are base salaries, annual bonuses based on the Company's Short-Term Incentive Plan ("STIP"), and long-term incentives based on the Company's Long-Term Incentive Plan ("LTIP"). Executives are eligible to participate in various benefit plans, including the Supplemental Deferred Compensation Plan, on the same basis as other employees of the Company.


Base Salaries

     Salary recommendations are based on both internal and external factors for determining competitive executive salary levels. External factors include compensation survey data for executives in companies of similar size, industry and growth rate as the Company, as well as general industry surveys of executive compensation. The Committee utilized the services of Watson Wyatt Worldwide as consultants to the Committee in analyzing and researching salary survey data and determining competitive salary ranges for the Chairman and CEO and other executive officers of the Company. Internal factors affecting executive salaries include individual performance, employee length of service and overall Company performance. Based on these factors, weighted subjectively by the Committee, base salaries for 2001 were generally set at levels the Committee believes are competitive with those of similarly situated executives at comparable companies.


Bonuses

     Pursuant to the Company's Short-Term Incentive Plan, the Committee's objective in 2001 was to target cash bonuses at a percentage of base salary that motivates the executive to achieve Company goals and is competitive within the industry. To accomplish this objective, guidelines for determining the percentage that bonuses bear to base salaries were generally established at 50%
- 70% for corporate officers, 40% - 60% for corporate vice-presidents, and 50% - 60% for brand presidents. To qualify for bonus, the Company's annual operating income targets must be met. Once the operating income target is met, the bonus paid is based 60% on the operating income target and 40% on the sales goal at the beginning of the fiscal year. The plan allows for partial bonus payments below plan and additional bonus for above plan results. The members of the McCormick and Schmick management team earned a bonus in 2001. No other bonuses were paid under this plan in 2001.


Long-Term Incentive Plan

     As mentioned above, the Company implemented a new LTIP in 1999. This plan provides for both stock option grants and long-term cash bonuses for which employees are eligible in various percentages depending on the employees' positions and areas of responsibility with the Company. All stock options under the plan are granted at a minimum of the market price of the stock on the date of grant, and vested at the rate of 33*% per year for three years. Option terms are ten years. The cash portion of the LTIP is paid following the end of year three of the performance cycle. No cash bonuses were paid under the LTIP in 2001 and the cash bonus component has been eliminated for 2002. Stock option grants to named executives under the LTIP are shown in the table entitled "Option Grants in Last Fiscal Year."


Management Severance Plan

     In 2001, the Committee approved a Management Severance Plan that provides severance benefits for eligible management employees whose employment is terminated within one year of, and due to, a change-in-control of the Company. All management employees who are participants in the 2001 LTIP are eligible for a lump sum payment payable not less than 30 days after termination of the participant's employment within 12 months of, and due to, a change in control as it is defined in the plan. The amount of the severance payment depends on the participant's position in the Company and is calculated as a multiple of base salary. No benefits were paid pursuant to this plan in 2001.


Compensation of the Chairman and Chief Executive Officer

     The compensation of the Chairman and Chief Executive Officer of the Company was determined based on the salary, bonuses and LTIP plans described above. In 2001, the Chairman and Chief Executive Officer did not receive a pay increase or bonus payment.


Director Compensation

     Mr. Sroka participated in the Outside Director Deferred Stock Unit Plan in 2001. The plan allows outside directors to defer receipt of all or any portion of their retainers and/or meeting fees and receive deferred stock units that are convertible to shares of Company stock upon termination of a director's board service. Mr Sroka's account has been credited with 91,513 deferred stock units under this plan. (See "Voting Securities and Principal Holders Thereof.")


Other Information

     Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (including compensation resulting from the exercise of non-qualified stock options) in excess of $1,000,000 for any taxable year paid to any of its executive officers. To the extent it is reasonably able to do so and as one of the factors considered in compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but it reserves the right to provide on-deductible compensation if it determines that such action is in the best interest of the Company and its shareholders. No executive officer of the Company received compensation in excess of $1,000,000 in 2001.


Report submitted March 18, 2002.

By:      Robert Sroka, Compensation Committee Chair
         Emilio Alvarez-Recio, Compensation Committee Member

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2002 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all executive officers and directors of the Company as a group.

                                                           Shares Beneficially
                                                              Owned (1) (2)
                                                        ------------------------
                 Name of Beneficial Owner                 Number       Percent
--------------------------------------------------------------------------------
Tom E. DuPree, Jr. (3)                                   8,804,343       30.1%
Margaret E. Waldrep (4)                                    411,258        1.4%
Ronald N. Magruder (5)                                     327,581        1.1%
Robert A. Andreottola (6)                                  117,975          *
Percy V. Williams (7)                                       25,659          *
Robert Sroka (8)                                            96,840          *
William V. Lapham (9)                                       11,051          *
Jerome A. Atkinson (10)                                      8,646          *
Emilio Alvarez-Recio (11)                                    4,051          *

John DuBois (12)                                         2,085,744        7.2%
All directors and executive officers
    as a group (9 persons) (13)                          9,795,734       32.8%


     Mr. DuPree and John DuBois are the only shareholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock. Mr. DuPree's address is Hancock at Washington, Madison, Georgia 30650. Mr. DuBois' address is 17905 S.W. 82nd Avenue, Miami, FL 33157.

*Less than one percent.

     (1) The named shareholders have sole voting and investing power with respect to all shares shown as being beneficially owned by them except with respect to the shares owned by the Company's Employee Stock Ownership Plan and Trust ("ESOP"). Each participant in the ESOP has the right to direct voting of all shares allocated to his account on all matters. Power to direct the investment of shares held by the ESOP presently rests with the Company's Employee Benefit Committee; however, each ESOP participant, age 55 and with 10 years of service, may elect to direct the investment of 25% of shares allocated to his account.

     (2) Except as indicated below, does not include shares issuable upon exercise of stock options.

     (3) Includes 277,445 shares which Mr. DuPree has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $3.53. Includes 33,969 shares Mr. DuPree has the right to acquire upon conversion of 10,050 of the Company's $3.50 Term Convertible Securities. Includes 89,776 shares held by the ESOP which are allocated to other employees and for which Mr. DuPree has shared investment power. See Footnote (1) above. Mr. DuPree is the Chairman of the Board of Directors and Chief Executive Officer of the Company.

     (4) Includes 7,346 shares held by the ESOP and 15,510 shares held by the Supplemental Plan which are vested and allocated to Ms. Waldrep. Includes 359,646 shares which Ms. Waldrep has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $5.81. Ms. Waldrep is Chief Administrative Officer and a Director of the Company.

     (5) Includes 25,373 shares held by the Supplemental Plan which are vested and allocated to Mr. Magruder. Includes 38,908 shares which Mr. Magruder has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $1.12. Mr. Magruder is Chief Executive Officer of the Company's Hops Restaurant o Bar o Brewery brand.

     (6) Includes 3,191 shares held by the ESOP Plan which are vested and allocated to Mr. Andreottola. Includes 114,784 shares which Mr. Andreottola has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $9.47. Mr. Andreottola is Chief Executive Officer of the Company's Don Pablo's Mexican Kitchen brand.

     (7) Includes 1,133 shares held by the ESOP and 7,699 shares held by the Supplemental Plan which are vested and allocated to Mr. Williams. Includes 16,827 shares which Mr. Williams has the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $6.15. Mr. Williams is Corporate Secretary of the Company.

     (8) Includes 91,513 deferred stock units credited to Mr. Sroka's account in the Company's Outside Director Deferred Stock Unit Plan, which are convertible to shares of common stock upon termination of Board service. Includes 5,327 shares which Mr. Sroka has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.75. Mr. Sroka is a director of the Company

     (9) Includes 4,051 shares which Mr. Lapham has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.78. Mr. Lapham is a director of the Company.

     (10) Includes 3,646 shares which Mr. Atkinson has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.47. Mr. Atkinson is a director of the Company.

     (11) Includes 4,051 shares which Mr. Alvarez-Recio has the right to acquire within 60 days upon the exercise of stock options at an exercise price of $1.78. Mr. Alvarez-Recio is a director of the Company.

     (12) Includes 587,444 shares Mr. Dubois has the right to acquire upon conversion of 173,800 of the Company 's $3.50 Term Convertible Securities based on a form 13G filed by Mr. DuBois on April 12, 2001. The remaining 1,498,300 shares are based on a form 13G filed by Mr. DuBois on November 17, 2000.

     (13) Includes 824,685 shares which the officers and directors have the right to acquire within 60 days upon the exercise of stock options at an average exercise price of $5.25 per share, 11,670 shares held by the ESOP and 48,582 shares held by the Supplemental Plan which are vested and allocated to executive officers. Includes 78,106 shares held by the ESOP which are unvested or allocated to other employees and includes 91,513 deferred stock units held in the Company' s Outside Director Deferred Stock Unit Plan.


Certain Relationships and Related Transactions

     At December 31, 2000, the Company held several notes receivable, one of which was secured by real estate, from Tom E. DuPree, Jr., Chairman of the Board and Chief Executive Officer of the Company (the "Chairman Notes" and the "Chairman"). At December 31, 2000, total amounts owed were $10.9 million in principal and $1.6 million in accrued interest. During 2000, the Board of Directors extended the due date of the Chairman Notes to June 30, 2002 and the interest rate was increased from 7.0% to 11.5%, with interest payable at maturity.

     At December 30, 2001, total amounts owed to the Company under the Chairman Notes were $10.9 million in principal and $3.0 million in accrued interest. At that time, the Company recorded an allowance against the ultimate realization of amounts due totaling $11.1 million, yielding a net balance of $2.8 million, the fair value of the real estate collateral held by the Company.

     In March 2002, The Board of Directors approved a series of transactions whereby the Chairman sold the real estate collateral securing one of the Chairman Notes and, with the $2.8 million in proceeds, purchased $14.0 million in face value of the Company's 11.75% Senior Subordinated Notes, maturing in June 2009 (the "Sub Notes"). The Sub Notes were pledged as collateral by the Chairman to secure amounts owed by him to the Company under the Chairman Notes.

     On March 6, 2002 the principal and interest due on the several Chairman Notes were consolidated into one note with a principal balance of $14.1 million (the "New Chairman Note"), and the interest payment terms, interest rate and due date of the note were changed to match the terms and due date of the Sub Notes. All amounts of interest and principal paid by the Company on the Sub Notes owned by the Chairman and pledged as collateral to the Company, will be used to make simultaneous payments to the Company on amounts due to the Company under the New Chairman Note.

     The Company also holds a note receivable from Margaret E. Waldrep, Chief Administrative Officer, totaling $41,500. This note is due on June 30, 2002 and bears interest at 11.5%.

         Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 29, 2002, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as independent auditors of the Company and a predecessor of the Company since 1985 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

     Audit fees, excluding audit related                           $350,000
                                                                   ========

     Financial information systems design and implementation              -
                                                                   ========

     All other fees:
        Audit related fees (1)                                      116,000
        Other non-audit related fees (2)                             83,000
                                                                   --------
     Total all other fees                                          $199,000
                                                                   ========

     (1) Audit related fees consisted primarily of a stand-alone audit of the financial statements of McCormick & Schmick's, issuances of consents, and client assistance.

     (2) Other non-audit related fees consisted primarily of tax compliance services.

     One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares voted on the matter is required to ratify the selection of auditors. If the shareholders should not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

     The Board of Directors recommends a vote "For" ratification of selection of the auditors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time that they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that all such reports due in 2001 were filed on a timely basis except that the Company believes that Margaret E. Waldrep, Percy V. Williams, Erich J. Booth, and William P. McCormick each filed a Form 4 approximately four months late in connection with grants of stock options each of them received pursuant to the Company's 1995 Stock Incentive Plan. In addition, the Company believes that Ronald N. Magruder and Robert A. Andreottola each have become Section 16(a) reporting persons and are late in filing a Form 3.

                             FORM 10-K ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE VICE PRESIDENT OF FINANCIAL COMPLIANCE AND REPORTING, AVADO BRANDS, INC., HANCOCK AT WASHINGTON, MADISON, GEORGIA 30650.


                              COST OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies in person or by telephone, telegraph or other means of communication, for which no special compensation will be paid. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock, and such persons will be reimbursed for their reasonable expenses.


                              SHAREHOLDER PROPOSALS

     No proposals by non-management shareholders have been presented for consideration at the Annual Meeting. The Company expects that its 2003 Annual Meeting will occur during May 2003. Any proposals by non-management shareholders intended for presentation at the 2003 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, not later than December 1, 2002, in order to be included in the proxy material for that Meeting. The Company must be notified not later than February 14, 2003 of any shareholder proposal that was not submitted earlier for inclusion in the proxy materials, but is intended to be presented for action at the meeting, or else proxies solicited by the Company for that meeting may be voted on such proposal at the discretion of the person or persons holding those proxies.


                                  OTHER MATTERS

     Management of the Company is not aware of any other matters that may come before the Annual Meeting of Shareholders. However, as to any such matters, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgement.

Madison, Georgia
April 22, 2002